Exhibit 10.05

Independent Contractor Agreement with Gerry De Soto dated November 21, 2006

INDEPENDENT CONTRACTOR AGREEMENT

(For Scanning, Layout, Compilation and Assembly)

This Independent Contractor Agreement (the “Agreement”) effective as of November 21, 2006, is by and between Doolittle Edutainment Corp., a Nevada Corporation, hereinafter (the ”Company”), whose principal place of business is 2445 Fifth Avenue, Suite 440, San Diego, California 92101 and Gerry De Soto, hereinafter (the “Contractor”) whose address is 56 Hillrise,

Trabuco Canyon, CA 92679.

RECITALS

A.           Whereas, the Company is engaged in the business of creating, developing and marketing various products including cartoon and animated characters for use on clothing, in interactive animated compact disc sales, and children’s books.

B.            Whereas, the Company and its founder have created several characters, “Doolittle” which is the Company’s main character, and “Ajax” and “R-Dub” who are additional character’s and the side kicks of Doolittle, and such other ancillary characters that are incorporated into the Doolittle story line, hereinafter collectively referred to as the “Characters”.

C.            Whereas, the Company has completed stories for 3 books which are unpublished copyrighted works with the following titles: (i) The Story of Doolittle, An Exceptional Young Gorilla, (ii) The Adventures of Dynamic Doolittle, Episode I - “The Problem with Paulie Python,” and (iii) Doolittle’s Very, Very Bad Day.

D.           Whereas, the Company desires to retain Contractor, and Contractor desires to be retained by the Company to perform scanning, layout, compilation and assembly services with regard to the books described above, as determined by the mutual agreement between the Company and Contractor.

NOW THEREFORE, the Company does hereby retain Contractor as an independent contractor on the following terms and conditions:

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual warranties, representations, agreements and undertakings hereinafter set forth, the parties do hereby agree as follows:

ARTICLE 1.

CERTAIN DEFINITIONS.

1.1           For the purpose of this Agreement, the terms defined in this Article 1. shall have the meanings set out below. All capitalized terms not defined in this Article 1. shall have the meanings ascribed to them in other parts of this Agreement.

1.2            “Children’s Book” shall mean books as defined by widely accepted industry standards as they pertain to length, format and content.

1.3	“Compensation Schedule” shall mean the schedule attached hereto as Exhibit 1 to this Agreement.

1.4	“Form of Work” shall have the meaning as set forth in paragraph 3.1(c), hereof.

1.5            “Publication” shall mean the manufacture, packaging, marketing, promotion, advertising, sale and distribution.

ARTICLE 2.

TERM OF CONTRACT

2.1.          Term. This Agreement will operate on a per book basis and shall commence from the date executed by both parties hereto, until the date of completion of Contractor’s services on each book, provided the Company and Contractor are both satisfied as to the quality of the services provided, and unless earlier terminated pursuant to the terms of this Agreement.

ARTICLE 3.

SERVICES TO BE PERFORMED BY CONTRACTOR

3.1           Specific Services. Contractor agrees to provide to Company, the completed results and products of Contractor’s services, including all material created, added, interpolated, and submitted by Contractor as it pertains to:

(a)            Scanning, layout, compilation and assembly with regard to the positioning of text and images set forth in the books titled: (i) The Story of Doolittle, An Exceptional Young Gorilla, (ii) The Adventures of Dynamic Doolittle, Episode I - “The Problem With Paulie Python, and (iii) Doolittle’s Very, Very Bad Day.

(b)           Contractor shall himself, or with such other necessary parties, facilitate, coordinate and oversee the services as set forth at paragraph 2.1(a) above.

(c)            The scanning, layout, compilation, assembly and positioning of the text and images, including all drafts, proofs, and final forms shall collectively be referred to as the “Forms of Work.”

(d)           Upon completion of the each book, the Contractor shall provide the completed work to Company on compact disc (“CD”) or digital versatile disc (“DVD”) in the format most utilized by the industry for publication as well as a standardized adobe or Microsoft word format.

(e)            Contractor agrees to additionally assist with any reasonable requests for format changes or requests to provide the Forms of Work in any requested software format, if available to the Contractor, going forward at no additional cost.

(f)            Contractor will assist in anyway necessary to help the Company obtain the ISBN numbers for each of the books as set forth in paragraph 2.1(a) above.

(g)            The Company will pay all costs of postage, couriers and overnight delivery of the drafts, proofs and the completed Forms of Work by Contractor to the Company.

3.2          Method and Place of Performing Services. Contractor shall deem when, where and how Contractor is to work as a Contractor to the Company without control by the Company excepting the designation of the area of assistance needed by the Company.

3.3          Hours. Contractor shall establish his own hours for which Contractor shall act as a Contractor to the Company and is not required to work any fixed hours.

3.4          Location, Tools and Staffing. Contractor shall utilize Contractor’s own offices, supplies and equipment in conjunction with Contractor's consulting of the Company. In addition, the Company agrees to make available to Contractor, upon reasonable notice, computer programs, data and documentation required by Contractor to complete the services required of the Contractor under this Agreement.

3.5          Contractors Choice in Performing Services. Contractor need not perform services in any order of sequence set by the Company. Contractor is free to follow Contractor’s own pattern of work provided that said pattern is not in violation of any federal and/or state licensing or regulatory agency.

3.6.          Delivery. Contractor agrees to complete and deliver the services set forth above at paragraph 3.1, on a delivery schedule to be negotiated by the parties in good faith.

ARTICLE 4.

COMPENSATION

4.1.          Forms of Compensation. Conditioned upon Contractor’s full performance of all of Contractor’s obligations hereunder, the Company will pay Contractor as full compensation for all services rendered and rights granted as follows:

(a)           Advance Cash Compensation. In consideration of the performance of this Agreement, the Company agrees to pay Contractor in current funds as compensation for Contractor’s services according to the Compensation Schedule attached hereto as Exhibit 1, and incorporated herein by this reference, with the initial advance of $1,000 per book, payable upon the execution of this agreement.

(b)           Completion Cash Compensation. Upon completion of the performance of this Agreement, the Company agrees to pay Contractor in current funds as compensation for Contractor’s services according to the Compensation Schedule attached hereto as Exhibit 1, and incorporated herein by this reference, an additional $1,000 per book.

4.2           Payment Direction. All payments to Contractor pursuant to this Agreement will be made to the order of Gerry De Soto, and will be sent to 56 Hillrise, Trabuco Canyon, CA 92679, or such other address as Contractor provides to the Company, from time to time. All invoices to Company will be sent to 2445 Fifth Avenue, Suite 440, San Diego, California 92101.

ARTICLE 5.

PROPERTY RIGHTS IN DATA AND WORKS

5.1.          Ownership. Contractor agrees that the Company is the owner of all rights, titles and interests in all Forms of Work and Work Product of Contractor in perpetuity, including all rights of every kind and nature in the Forms of Work and Work Product, including, but not limited to any and all content contained therein.

5.2.          Proprietary Rights. In no way limiting Article 5.1 above, Contractor agrees that all copyrights, patents, trademarks and other proprietary rights in Contractor’s work product that are paid for by the Company or developed by Contractor in connection with this Agreement are owned by the Company and Contractor hereby assigns to the Company all rights, titles and interests in such copyrights, patents, trademarks and other proprietary rights. This assignment is evidenced by the Copyright Assignment which directly follows this Agreement as Exhibit 2. Furthermore, Contractor hereby agrees to sign any and all documents as may be required by the Company or the Company’s legal counsel in order to implement the assignment and perfect title to said Forms of Work in the Company.

5.3.         Access. The Company shall have unrestricted access to all media containing Company data from time to time in connection with the performance of the services required of Contractor under this Agreement. Contractor, at the request of the Company, promptly shall deliver to the Company all computer programs, files, media, documentation and related materials, concerning any services provided by Contractor before or after the date of this Agreement.

ARTICLE 6.

CONFIDENTIAL INFORMATION

6.1.         Non-Disclosure. Each party agrees not to use, disclose, sell, license, publish, reproduce or otherwise make available the Confidential Information of the other party except and only to the extent necessary to perform under this Agreement. Each party agrees to secure and protect the other party's Confidential Information in a manner consistent with the maintenance of the other party’s confidential and proprietary rights in the information and to take appropriate action by instruction or agreement with its employees, Contractors or other agents who are permitted access to the other parties Confidential Information to satisfy its obligations under this Article.

6.2.         Definition of Confidential Information. Confidential Information means a party's information, not generally known by non-party personnel, used by the party and which is proprietary to the party or the disclosure of which would be detrimental to the party. Confidential Information includes, but is not limited to, the following types of information (whether or not reduced to writing or designated as confidential):

(a)	work product resulting from or related to services performed under this Agreement;

(b)	a party’s computer software, including documentation;

(c)           a party’s internal personnel, financial, marketing and other business information and manner and method of conducting business;

(d)	a party’s strategic, operations and other business plans and forecasts;

(e)           confidential information provided by or regarding a party's employees, customers, vendors and other contractors; and

(f)	the existence of a contractual relationship between the parties.

6.3          Confidentiality Agreement with Contractor's Employees. All of Contractor's employees or agents who perform services for the Company shall sign a confidentiality agreement in a form approved by the Company.

ARTICLE 7.

WARRANTIES

7.1.          Warranties. Contractor warrants the following with respect to services performed under this Agreement by him:

(a)           Compliance with Specifications. Contractor’s work product will strictly comply with the descriptions and representations as to the services that are to be provided by the Contractor under this Agreement.

(b)           Non-Infringement of Third Party Rights. The services that Contractor will provide pursuant to this Agreement will not violate or in any way infringe upon the rights of third parties, including property, contractual, employment, trade secrets, proprietary information and non-disclosure rights, or any trademark, copyright or patent rights.

ARTICLE 8.

TERMINATION OF AGREEMENT

8.1.         Expiration of Agreement. Unless otherwise terminated as provided herein, this Agreement shall continue in force until that date as set forth in Article 2.1 above.

8.2.         Termination on Occurrence of Stated Events. This Agreement shall terminate automatically on the occurrence of any of the following events:

(a)	Bankruptcy or insolvency of either Contractor or the Company;

(b)	Mutual Agreement of the Company and Contractor; or

(c)           Assignment of this Agreement by either party without the written consent of the other party.

8.3.         Termination by the Company for Default of Contractor. Should Contractor default in the performance of this Agreement or materially breach any of its provisions, the Company, at the Company's option, may terminate this Agreement by giving ten (10) days prior written notice to Contractor.

8.4.         Termination by Contractor for Default of the Company. Should the Company default in the performance of this Agreement or materially breach any of its provisions, Contractor, at Contractor's option, may terminate this Agreement by giving ten (10) days prior written notice to Contractor.

8.5.         Termination for Failure to Make Agreed-upon Payments. Should the Company fail to pay Contractor all or any part of the compensation set forth in Article 4., of this Agreement on the date due, Contractor, at Contractor's option, may terminate this Agreement if the failure is not remedied by the Company within ten (10) days from the date payment is due, at which time the entire balance due hereunder shall become due and payable and Contractor shall have not further obligation to perform consulting services to Company.

8.6           Obligations upon Expiration or Termination. Upon expiration or termination of this Agreement, Contractor shall promptly return to the Company all computer programs, files, documentation, media, related material and any other material that, pursuant Article 6., above, is owned by the Company. Expiration or termination of this Agreement shall not relieve either party of its obligations regarding the Confidential Information under Article 7. above.

ARTICLE 9.

ASSIGNMENT AND SUCCESSORS

9.1.         No Assignment. This Agreement is personal to the Contractor and, without the prior written consent of the Company, shall not be assignable by the Contractor. However, in the event of the death of Contractor any and all unpaid Cash Compensation under Section 4.1(a) due for completed Forms of Work and Royalties due under this Agreement, shall insure to the benefit of and become the property of Contractor’s estate.

9.2.          Subcontracting. Any subcontract made by Contractor with consent of the Company shall incorporate by reference all the terms of this Agreement. Contractor agrees to guarantee the performance of any subcontractor used to perform the services required of the Contractor under this Agreement.

9.3.          Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

ARTICLE 10.

GENERAL PROVISIONS

10.1.        Status as Independent Contractor. Contractor and the Company are entities independent of one another and neither party's employees will be considered employees of the other party for any purpose. This Agreement does not create a joint venture or partnership, and neither party has the authority to bind the other to any third party.

10.2.        Jurisdiction, Venue, and Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of California, applicable to agreements executed and to be wholly performed therein. Any controversy or claim arising out of or in relation to this Agreement or the validity, construction or performance thereof, shall be resolved by arbitration in accordance with the rules and procedures of the American Arbitration Association under its jurisdiction in San Diego before a single arbitrator familiar with entertainment/literary law. The parties shall have the right to engage in pre-hearing discovery in connection with such arbitration proceedings. The parties agree hereto, that they will abide by and perform any award rendered in any arbitration conducted pursuant hereto, that any court having jurisdiction thereof may issue a judgment based upon such award and that the prevailing party in such arbitration and/or confirmation proceeding shall be entitled to recover its reasonable attorney’s fees and expenses. The arbitration will be held in San Diego and any award shall be final, binding and non-appealable. The Parties agree to accept service of process in accordance with American Arbitration Association rules.

10.3.       Entire Agreement Between Parties. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the rendering of services by Contractor to the Company, and contains all of the parties with respect to such services. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any parties, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

10.4.       Modification. No modification of this Agreement shall be effective unless in writing and signed by both parties.

10.5.        Severability. If any provision of this Agreement is invalid or unenforceable under any statute or rule of law, the provision is to that extent to be deemed omitted, and the remaining provisions of this Agreement shall not be affected in any way.

10.6.       Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail; registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties as follows:

If to Contractor address to:

Gerry De Soto

56 Hillrise

Trabuco Canyon, CA 92679

If to the Company address to:

George G. Chachas, President

Doolittle Edutainment Corp.

2445 Fifth Avenue

Suite 440

San Diego, California 92101

or such other address as each party may change from time to time by written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt; mailed notices will be deemed communicated as of five (5) days after mailing.

10.7        Exhibits. All Exhibits referred to in this Agreement shall be attached hereto and are hereby incorporated herein.

10.8        Counterparts. This Agreement may be executed in any one or more counterparts, all of which taken together shall constitute one instrument.

10.9        Facsimile Signatures. It is expressly agreed that the parties may execute this Agreement via facsimile signature and such facsimile signature pages shall be treated as originals for all purposes.

IN WITNESS WHEREOF, this agreement is effective as of the date first above written and is executed by the parties on the dates set forth below.

The Company

Doolittle Edutainment Corp.

A Nevada Corporation

/s/ George G. Chachas
Dated: November 21, 2006	_________________________________
By: George G. Chachas
Its: President

Contractor

/s/ Gerry De Soto
Dated: November 21, 2006	_________________________________

Gerry De Soto

EXHIBIT 1

COMPENSATION SCHEDULE

Book 1 - The Story of Doolittle, An Exceptional Young Gorilla.

$1,000 at execution of the Agreement

$1,000 upon completion of the scan, layout, compilation and assembly

$2,000 Total Flat Fee

Book 2 - The Adventures of Dynamic Doolittle, Episode I - “The Problem With Paulie Python.”

$1,000 at execution of the Agreement

$1,000 upon completion of the scan, layout, compilation and assembly

$2,000 Total Flat Fee

Book 3 - Doolittle’s Very, Very Bad Day.

$1,000 at execution of the Agreement

$1,000 upon completion of the scan, layout, compilation and assembly

$2,000 Total Flat Fee

The Company and Contractor agreed that each book will be done on the basis of an advance of $1,000 and the balance of $1,000 on completion.

EXHIBIT 2

COPYRIGHT ASSIGNMENT

Whereas, Gerry De Soto (hereinafter “Assignor”) has been retained to provide scanning, layout, compilation and assembly services with regard to the books (i) The Story of Doolittle, An Exceptional Young Gorilla, (ii) The Adventures of Dynamic Doolittle, Episode I - “The Problem with Paulie Python,” and (iii) Doolittle’s Very, Very Bad Day.

And, Whereas, it is the intention of all parties (Assignor & Assignee) in the effort to produce the above work that all rights to such work, whether it be deemed work for hire or otherwise, should be the property of:

DOOLITTLE EDUTAINMENT CORP., A Nevada Corporation (“Assignee”)

NOW THEREFORE, IN CONSIDERATION of good and valuable consideration paid by Assignee to Assignor, receipt of which is hereby acknowledged by Assignor, Assignor hereby transfers all rights, title and interest in such work, art, design or property to Assignee.

Assignee is free to assign, convey, reproduce, license, or otherwise authorize use of such work, including the preparation of derivative works in any and all mediums of expression existing now or developed in the future, in whole or in part, to whomever or however Assignee desires in Assignee’s absolute discretion. Assignor retains no rights in or to the work.

Assignor specifically waives all moral rights as defined in 17 U.S.C. §106A or otherwise.

Assignor covenants and agrees to execute any and all additional documents necessary or appropriate for the registration of the work and/or recordation of this Assignment; and to assist in defense of the Assignment, should the right, title or interest purchased by Assignee under this Assignment be challenged.

Assignor States that the above work, art or design is of Assignor’s own creation. It is an original work of authorship by Assignor and no other person or entity has any right, title or interest in it other than creator of the original basis of said art, George G. Chachas.

/s/ Gerry De Soto
Dated: November 21, 2006	_________________________________

Gerry De Soto - Assignor

Doolittle Edutainment Corp.

Assignee

/s/ George G. Chachas

___________________________________

By: George G: Chachas

Its: President